EXHIBIT 24.1
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS
WHEREAS, RESOLUTE FOREST PRODUCTS INC., a Delaware corporation (the “Company”), proposes shortly to file with the Securities and Exchange Commission, under the provisions of the Securities Exchange Act of 1934, as amended (the “Act”), the Annual Report on Form 10-K pursuant to Section 13 or 15 (d) of the Act.
WHEREAS, each of the undersigned is a Director of the Company.
NOW, THEREFORE, each of the undersigned hereby constitutes and appoints Richard Garneau, Jo-Ann Longworth and Jacques P. Vachon and each of them, as true and lawful attorneys-in-fact and agents, and each of them with full power to act without the others, for him or her and in his or her name, place and stead, in any and all capacities, to sign said Annual Report and any and all amendments thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.
IN WITNESS WHEREOF, each of the undersigned has hereunto set his or her hand this 26th day of February 2015.

/s/ Bradley P. Martin	/s/ Jeffrey A. Hearn
Bradley P. Martin Chairman of the Board	Jeffrey A. Hearn Director

/s/ Michel P. Desbiens	/s/ Alain Rhéaume
Michel P. Desbiens Director	Alain Rhéaume Director

/s/ Jennifer C. Dolan	/s/ Michael S. Rousseau
Jennifer C. Dolan Director	Michael S. Rousseau Director

/s/ Richard D. Falconer	/s/ David H. Wilkins
Richard D. Falconer Director	David H. Wilkins Director